Exhibit 99.1

Nortek Reports Third Quarter 2013 Results
Product Demand in Segments that Focus on Residential Sector
Drives 5.7% Net Sales Growth

Providence, RI, November 7, 2013 - Nortek, Inc. (Nasdaq: NTK), a global diversified company with leading brands and innovative, technology-driven products and solutions for residential and commercial applications, today announced financial results for the three months ended September 28, 2013.
Third Quarter 2013 Highlights

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Net sales were $589.2 million, compared with $557.4 million in the third quarter of 2012. The incremental impact of acquisitions contributed approximately $12.8 million to the year-over-year net sales increase.

•	Gross profit margin was 29.7%, compared with 28.4% in the same quarter a year earlier.

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Selling, general and administrative expense (SG&A) increased to $129.4 million from $113.6 million a year earlier. As a percentage of net sales, SG&A expense increased to 22.0% from 20.4% in the third quarter of 2012. Acquisitions contributed $4.9 million, while increased levels of selling, marketing and product development expense accounted for $3.3 million. An increase in non-cash share-based compensation expense accounted for an additional $1.8 million of the increase in SG&A.

•	Depreciation and amortization expense was $23.0 million in the third quarter of 2013, compared with $21.7 million in the same quarter a year earlier. The increase was principally due to acquisitions.

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Operating earnings were $32.5 million, compared with $33.8 million in the third quarter of 2012. As compared with the same period last year, operating earnings in the third quarter of 2013 were affected by the above factors.

•	Net earnings were $4.2 million, or $0.27 per diluted share, compared with $4.7 million, or $0.30 per diluted share, in the third quarter of 2012.

•	As of September 28, 2013, Nortek had $86.6 million of unrestricted cash and cash equivalents on its balance sheet, compared with $144.7 million on December 31, 2012.

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As of September 28, 2013, Nortek had $30 million of borrowings outstanding under its ABL facility and $15.0 million of borrowings outstanding as of November 7, 2013. This compares with $60 million of borrowings outstanding as of June 29, 2013 and no borrowings outstanding as of December 31, 2012.

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The decrease in cash and cash equivalents and the increase in ABL facility borrowings, compared with December 31, 2012, primarily relates to the acquisition of 2GIG on April 1, 2013 for $148.9 million, including a working capital adjustment of $13.9 million.

Comments on the Third Quarter
“Nortek’s net sales and underlying operating performance for the third quarter were consistent with our expectations,” said President and Chief Executive Officer Michael J. Clarke. “Our segments that primarily serve the residential sector - Residential Heating and Cooling (RHC), Technology Solutions (TECH) and Residential Ventilation (RESV) - posted solid net sales increases. Our growth in those businesses was partially offset by lower net sales in our Custom and Engineered Solutions (CES) and Display Mount Solutions (DMS) segments. Partly as a result of our strategic sourcing initiatives, material costs as a percentage of net sales fell by 150 basis points in the quarter.”
“Net sales in RHC were up nearly 9% year-over-year, driven by increased demand for central air conditioners and heat pumps in both the replacement and new construction markets,” Clarke said. “Due to the higher sales volume and lower material cost percentage, RHC operating earnings more than doubled from the third quarter last year.”
“In the TECH segment, the six months since our 2GIG acquisition have been a period of strong growth in the security and access control market,” said Clarke. “Both 2GIG and our existing security and access control business have performed well, as a result, and TECH net sales grew more than 19% from the third quarter of 2012.”

“In the RESV segment, total net sales increased 3% year-over-year,” Clarke said. “This was another solid quarter in the U.S. wholesale and appliance channels, which were up double digits on a combined basis, driven in part by new housing construction. As a result, our net sales in the U.S. grew 8% from the third quarter last year.”
“Net sales in the DMS segment were down 4.6%, year-over-year, reflecting ongoing soft demand for PC display and flat-panel TV mounts,” said Clarke. “Despite the lower sales, DMS margins continued to improve, as we scale back our OEM integrator business and expand our more profitable Ergotron branded business. In CES, although net sales declined 1.5% year-over-year, the flow of incoming orders remained solid and the segment closed the third quarter with very high backlog, which bodes well for the next several quarters.”
“Higher total SG&A expenses had a negative impact on Nortek’s total operating earnings this quarter, which were down slightly from the same period last year,” Clarke said. “The increase in SG&A was largely related to acquisitions as well as staff additions related to our transformation initiatives. Our third-quarter operating earnings also reflected charges for issues related to products manufactured in prior years, which we record in cost of goods sold. We are implementing procedures to mitigate these types of issues going forward.”
Comments on the Outlook
“We are well along in a transformation process focused on improving our strategic sourcing and supply chain capabilities, streamlining our warehousing and logistics, and optimizing our manufacturing footprint,” said Clarke. “Although our investments in these initiatives have reduced our operating margins in recent quarters, they are beginning to generate savings which we expect to continue in the quarters ahead.”
“With these operational initiatives under way, we are in a position to turn more of our attention to the top line,” Clarke said. “We are executing on numerous marketing and product development strategies aimed at adding products that can accelerate our growth by leveraging our brands and distribution channels. This strategy is beginning to bear fruit, as demonstrated by several important product introductions in our DMS and TECH segments during the third quarter.”
“We are approaching 2014 with a cautiously optimistic view of our end markets and with a keen focus on driving improvement through our transformation initiatives and innovative growth strategies,” said Clarke. “We look forward to reporting further progress in these areas in the quarters ahead.”
Third Quarter Conference Call Details
Nortek has scheduled a conference call to review its results for the third quarter of 2013 tomorrow, November 8, 2013, at 10:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website.
About Nortek
Nortek* is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes audio/video and security solutions, digital display mounting solutions, ventilation products such as range hoods and bathroom fans, heating and cooling products, and air management systems.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly-owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components; freight costs; global economic conditions and the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; interest rates; employment levels; inflation; foreign currency fluctuations; foreign economic and political conditions; consumer spending levels; exposure to foreign economies; the rate of sales growth; prices; competition; maintaining good relationship with customers and suppliers; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; labor disruptions; increased costs associated with regulatory compliance; changes in tax law; our ability to service our indebtedness; and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the third quarter ended
	September 28, 2013	September 29, 2012
	(Dollar amounts in millions, except per share data)

Net Sales	$589.2	$557.4
Cost of products sold	414.1	399.0
Gross profit	175.1	158.4
Selling, general and administrative expense, net	129.4	113.6
Amortization of intangible assets	13.2	11.0
Operating earnings	32.5	33.8
Interest expense	(24.8)	(23.7)
Investment income	—	0.1
Earnings before provision for income taxes	7.7	10.2
Provision for income taxes	3.5	5.5
Net earnings	$4.2	$4.7

Basic earnings per share	$0.27	$0.31

Diluted earnings per share	$0.27	$0.30

Weighted Average Common Shares:
Basic	15,386,600	15,152,779
Diluted	15,848,976	15,505,573

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended September 28, 2013 and September 29, 2012 each include 91 days.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of the Company after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Operating results for the third quarters ended September 28, 2013 and September 29, 2012 are not necessarily indicative of the results that may be expected for other interim periods or for any fiscal year.

This unaudited condensed consolidated summary of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes included in the Company's latest quarterly report on Form 10-Q, its audited consolidated financial statements and the related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Form 10-K”) and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).